Contact:  James C. Miller
724-465-1487



TO BE RELEASED:
Tuesday, January 16, 2001
at 8:00 a.m.



S&T Bancorp, Inc. Announces Record Earnings


Indiana, Pennsylvania (Nasdaq:STBA) - S&T Bancorp today announced record earnings for the fourth quarter and the year ending December 31, 2000. Diluted earnings per share increased 10 percent in the fourth quarter to $0.43 per share from $0.39 per share in 1999. Net income increased 9 percent to $11.6 million from $10.7 million in the year ago period.

For the year ending December 31, 2000, diluted earnings per share increased 10 percent to $1.66 from $1.51 in 1999. Net income rose 9 percent to $45.0 million from $41.4 million in 1999.

Net interest income in the fourth quarter on a fully taxable equivalent basis, increased 3 percent year over year to $23.7 million from $23.0 million. For the year, net interest income rose 4 percent to $93.1 million from $89.9 million in 1999. The increase in net interest income was all related to volume increases in earning assets as the net interest margin declined from 4.56 percent in 1999 to 4.40 percent in 2000.

James C. Miller, president and chief executive officer, commented, "I am very pleased that we were able to achieve our targeted earnings per share increase of 10 percent in the Year 2000, in spite of the many challenges the year presented to us and the banking industry in general. Because net interest income increased only 4 percent due to the competitive pressures on loan and deposit pricing, other factors helped drive our earnings increase. Noninterest income increased 12 percent year over year, and S&T benefited from a lower effective tax rate. It was a good year for deposit growth, increasing approximately 6 percent or $90 million."

Return on average assets was 2.00 percent for the year, compared to 1.95 percent in 1999. Return on average equity was 17.7 percent for 2000 versus
16.5 percent in 1999. Without the effects of unrealized gains in the available for sale investment portfolio, return on average equity would have been 19.0 percent and 18.7 percent in 2000 and 1999, respectively.

Total assets approximated $2.3 billion at December 31, 2000, an increase of 5 percent from $2.2 billion a year ago. Total loans exceeded $1.6 billion for the first time, an increase of $109 million or 7 percent from December 31, 1999. The net loan growth was entirely commercial related for the year. The total loan portfolio as of December 31, 2000 is now
65 percent commercial and 35 percent consumer. Within the commercial category, approximately 67 percent of the loans are commercial real estate or construction loans.

Asset quality improved from September 30, 2000, and measurements were similar to year-end 1999. Nonperforming loans totaled $2.9 million at December
31, 2000, compared to $7.8 million on September 30, 2000 and $3.0 million on December 31, 1999. The sale of collateral occurred during the fourth quarter of 2000 related to two problem credits, which reduced nonperforming loans. The allowance for loan losses was $27.4 million on December 31, 2000, a decrease of approximately $2.6 million from September 30, 2000, but slightly above the December 31, 1999 level of $27.1 million. The allowance for loan losses equaled 1.71 percent of total loans on December 31, 2000, compared with 1.81 percent on December 31, 1999. The decrease in the allowance for loan losses occurred in the fourth quarter due to net charge-offs of $3.6 million, primarily related to a single commercial real estate credit. Net charge-offs for the year were in line with expectations, equaling $3.7 million.

S&T Investment Company experienced a very good year despite the turbulence in the stock markets. Its market value of approximately $119 million consists of a portfolio of common and preferred stocks. Its goals are to generate an above average level of dividend income to take advantage of the dividends received corporate deduction as well as generate security gains to supplement S&T's net income. As of December 31, 2000, it had unrealized gains of $47 million, compared to $36 million on December 31, 1999. In addition, it realized equity security gains 2000. of $5 million during 2000; these gains were 2001. partially offset by $1.8 million of debt security losses resulting from portfolio restructurings at S&T Bank during the year.

S&T Bancorp, Inc. increased its common stock quarterly dividend to $0.22 per share on December 18, 2000. This dividend is payable on January 25, 2001 to shareholders of record as of December 29, 2000. This represents a 10 percent increase over the $0.20 per share quarterly dividend declared a year ago. The book value per share was $10.28 on December 31, 2000, and the market price closed at $21.63.

Miller added, "There are many uncertainties regarding the economy as we enter 2001. Interest rates are expected to decline, and the economy is slowing. We are anticipating net loan growth of about 6-8 percent and deposit growth of approximately 2-4 percent for the year. We are also anticipating that our net interest margin will decrease another 5-10 basis points for the year.
Fee income is projected to increase 10-12 percent in 2001. The $119 million of equity securities in our S&T Investment Company should allow us to recognize $4-6 million of equity security gains in 2001. We believe the combination of these factors, along with anticipated increases in non-interest expense, will allow us to grow our earnings per share by 5-8 percent in 2001 to a range of $1.75 to $1.79."

Miller continued, "There are many factors that could influence our results, both positively and negatively this year. Because the majority of our revenue comes from the net interest margin, internally generated deposit growth and the mix of that growth are major factors. We have directed a fair amount of focus and resources in our planning for this year to help us do a better job of generating and retaining low cost core deposits. On the other hand, a slowing economy could cause deterioration in the asset quality measurements; we recognize that the shift to a greater dependence on commercial loans in recent years exposes us to larger credit risks and greater swings in non-performing loans and charge-offs when problems do occur."

Miller concluded, "While we believe the year ahead presents more and greater uncertainties and challenges than other recent years, we also believe we have a plan in place that will allow us to improve our earnings this year to the levels indicated above.

This information contains forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.